May 5, 2009

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Reports First Quarter 2009 Results

LINCOLN, NE – May 5, 2009 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported today that the Company recorded a net loss of $9.8 million, or ($0.58) per diluted share, for the three months ended March 31, 2009 compared to a net loss of $60.9 million, or ($3.60) per diluted share, for the same period one year ago.

The results for the three months ended March 31, 2009 included a provision for loan losses of $12.2 million compared to $39.9 million for the first quarter of 2008. Quarterly results for the three-month period ended March 31, 2008 were also impacted by the Company’s recording of a $42.1 million non-cash goodwill impairment charge.

“TierOne, like many financial institutions throughout the country, continues to manage through numerous credit, earnings and industry challenges,” said Gilbert G. Lundstrom, chairman and chief executive officer. “These challenges have certainly been formidable. However, the resiliency of our local economy combined with our core banking operations are expected to contribute to our efforts to mitigate risk and position TierOne for the future.”

The Bank’s core and total risk-based capital levels at March 31, 2009 were 8.6 percent and 11.4 percent, respectively. Under regulatory guidelines required by the Office of Thrift Supervision (“OTS”), the Bank’s primary federal regulator, a typical thrift is considered “well capitalized” if its core and total risk-based capital ratios exceed 5.0 percent and 10.0 percent, respectively. The Bank’s March 31, 2009 core and total risk-based capital ratios also exceed elevated OTS requirements of 8.5 percent and 11.0 percent, respectively, that are mandated by the Bank’s supervisory agreement with the OTS. Among the ten largest financial institutions operating in Nebraska, the Bank has the second and third highest total risk-based and core capital ratios based on the latest available December 31, 2008 data furnished by the Federal Deposit Insurance Corporation (“FDIC”).

Synopsis of First Quarter Performance

Net Interest Income

2

For the three months ended March 31, 2009, net interest income decreased 28.4 percent to $16.5 million compared to $23.1 million recorded in the first quarter of 2008. The decrease in net interest income quarter-over-quarter was primarily attributable to the Bank’s decreased average yield on loan receivables due to the generally lower interest rate environment.

Average interest rate spread and net interest margin were 1.83 percent and 2.10 percent, respectively, for the three months ended March 31, 2009 compared to 2.47 percent and 2.85 percent, respectively, for the same period one year ago. The decline in both average interest rate spread and net interest margin was primarily the result of lower yields earned on loan receivables and elevated levels of nonperforming loans.

Noninterest Income
Noninterest income for the three-month periods ended March 31, 2009 and March 31, 2008 both totaled $8.2 million. First quarter 2009 noninterest income, when compared to the three months ended March 31, 2008, was primarily impacted by a $3.3 million increase on gain on sale of loans partially offset by increases of $2.0 million in valuation adjustments on mortgage servicing rights and $1.0 million in mortgage servicing rights amortization.

Noninterest Expense
For the three months ended March 31, 2009, noninterest expense was $22.4 million, a decrease of 0.6 percent, compared to $22.5 million for the same period one year ago after excluding the $42.1 million non-cash goodwill impairment charge recorded during the first quarter of 2008. The decline in noninterest expense between the comparative periods was primarily driven by a $2.2 million reduction in salaries and employee benefits in the first quarter of 2009 resulting from lower stock-based compensation expense and a reduction in staff associated with the closing of nine loan production offices in mid-2008. This decline was partially offset during the first three months of 2009 by a $2.0 million increase in FDIC insurance premium expense when compared to the same period in 2008.

Loan Portfolio Activity
Net loans at March 31, 2009 were $2.7 billion, a decrease of $51.7 million, or 1.9 percent, compared to year-end 2008. The decline in the Bank’s net loan portfolio during the first three months of 2009 was primarily attributable to declines of $23.2 million of residential construction loans, $18.2 million of commercial construction loans, $14.3 million of consumer loans and $12.5 million of land and land development loans. The decline in first quarter 2009 net loans was partially offset by a $25.9 million increase in warehouse mortgage lines of credit. Since March 31, 2008, the Bank’s net construction loans have declined $281.7 million, or 40.7 percent, and net land and land development loans have decreased $48.6 million, or 12.7 percent.

The current low interest rate environment combined with the Bank’s strategy to increase production of residential mortgage loans either for portfolio or for sale into the secondary market with servicing retained has resulted in elevated loan origination and purchasing activity. For the three months ended March 31, 2009, the Bank originated or purchased from correspondent lenders $304.5 million of 1-4 family residential loans, an increase of 95.9 percent, or $149.1 million, compared to the same period in 2008. Residential loan production activity during the first three months of 2009 represented the most active quarterly period since the fourth quarter of 2002.

Asset Quality
Total nonperforming assets, which include nonperforming loans (loans 90 days or more past due) and net other real estate owned and repossessed assets (“OREO”), were $210.7 million at March 31, 2009 compared to $179.5 million at December 31, 2008 and $139.9 million at March 31, 2008. The increase in nonperforming assets during the three months ended March 31, 2009 when compared to year-end 2008 resulted from increases of $17.7 million in nonperforming loans and $13.6 million in OREO.

Nonperforming loans at March 31, 2009 totaled $159.9 million compared to $142.2 million at December 31, 2008 and $127.1 million at March 31, 2008. The increase in nonperforming loans from December 31, 2008 through March 31, 2009 was primarily attributable to an $11.9 million increase in nonperforming residential construction loans and a $4.0 million increase in nonperforming one-to-four family residential loans. At March 31, 2009, the Bank’s nonperforming loan portfolio primarily consisted of $63.2 million of residential construction loans, $57.9 million of land and land development loans and $16.6 million of commercial construction loans.

Total nonperforming residential construction loans at March 31, 2009 were $63.2 million compared to $51.3 million at December 31, 2008. At March 31, 2009, the Bank’s nonperforming residential construction loans consisted of 115 loans for properties located in South Carolina ($19.0 million), Nevada ($16.7 million), North Carolina ($16.1 million), Arizona ($4.5 million), Nebraska ($4.3 million) and other states ($2.6 million).

At March 31, 2009, nonperforming land and land development loans were $57.9 million compared to $58.4 million at year-end 2008. Nonperforming land and land development loans, which are exclusively residential in nature, consisted of 16 properties in Nevada ($43.8 million), eight properties in Nebraska ($5.6 million), seven properties in Arizona ($3.9 million), 13 properties in North Carolina ($2.1 million), nine properties in Florida ($1.8 million) and four properties in other states ($0.7 million).

Nonperforming commercial construction loans totaled $16.6 million at March 31, 2009 compared to $16.7 million at December 31, 2008. These loans are primarily secured by one upscale condominium development located in suburban Las Vegas. Construction to complete the first phase of the project under a new general contractor has resumed following the original builder’s voluntary bankruptcy in January 2008. Completion of the first phase is expected by late summer with any remaining unsold units going on sale in June.

At March 31, 2009, other real estate owned and repossessed assets were $50.8 million compared to $37.2 million at year-end 2008. The increase in OREO for the first three months of 2009 was primarily attributable to the foreclosure of a $4.4 million 1-4 family residential development in Florida, a $3.6 million land development property in Nevada and a $1.7 million commercial real estate property in Nebraska. As part of its nonperforming asset resolution process, the Bank is actively working with potential buyers on these and other OREO-related properties.

Loans considered delinquent (30-89 days past due) totaled $97.9 million at March 31, 2009 compared to $70.4 million at December 31, 2008. The increase in delinquent loans during the three months ended March 31, 2009 primarily resulted from two Minnesota land development loans and one Kansas City-area multi-family project.

The allowance for loan losses at March 31, 2009 was $59.3 million compared to $63.2 million at December 31, 2008. The allowance for loan losses as a percent of net loans was 2.17 percent at March 31, 2009 compared to 2.27 percent at year-end 2008. The Bank recorded a provision for loan losses of $12.2 million for the three months ended March 31, 2009 compared to $39.9 million for the three-month period ended March 31, 2008. The decline in quarter-over-quarter provision for loan losses was primarily attributable to decreased charge-offs.

Loan charge-offs, net of recoveries, were $16.0 million, or 2.37 percent of average loans outstanding, for the three months ended March 31, 2009 compared to $28.5 million, or 3.98 percent of average loans outstanding, for the same period one year ago. Net loans charged off during the first three months of 2009 primarily consisted of $10.2 million of land and land development loans and $3.9 million of residential construction loans.

Of the Bank’s $2.7 billion net loan portfolio at March 31, 2009, $1.5 billion, or 54.5 percent, consisted of loans secured by property located in the Bank’s primary market area of Nebraska, Iowa and Kansas. In states where the Bank formerly operated loan production offices (Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina), net loans at March 31, 2009 were $668.5 million, or 24.5 percent of net loans. All remaining states had a net loan balance at March 31, 2009 of $572.6 million, or 21.0 percent of net loans. Net loan exposure in former loan production office states continues to decrease on a quarterly basis and has declined $187.4 million since March 31, 2008.

With a declining percentage of the Bank’s net loan portfolio consisting of properties located in former loan production office states (24.5 percent at March 31, 2009), nonperforming loans in these six states accounted for $113.5 million, or 71.0 percent, of the Bank’s total nonperforming loans. At March 31, 2009, the State of Nevada represented 47.2 percent, or $75.5 million, of total nonperforming loans. The Bank’s primary market area of Nebraska, Iowa and Kansas had $21.9 million, or 13.7 percent, total nonperforming loans at March 31, 2009. All other states had total nonperforming loans of $24.5 million, or 15.3 percent of the total.

Consolidated Statements of Financial Condition
Total assets at March 31, 2009 were $3.3 billion, an increase of $12.3 million, or 0.4 percent, compared to $3.3 billion at year-end 2008. The net increase in first quarter total assets was primarily driven by a $65.6 million increase in cash and cash equivalents partially offset by a $51.7 million decline in net loan receivables.

At March 31, 2009, total liabilities increased $22.3 million, or 0.7 percent, to $3.1 billion compared to $3.0 billion at December 31, 2008. The increase in liabilities during the first quarter of 2009 primarily resulted from a $36.3 million increase in deposits partially offset by a $20.2 million decline in FHLBank Topeka advances and other borrowings.

Stockholders’ equity declined $10.0 million to $260.7 million at March 31, 2009 compared to $270.6 million at December 31, 2008. The decline in stockholders’ equity was primarily attributable to a net loss of $9.8 million during the first three months of 2009.

Other Developments
The Bank entered into a supervisory agreement with the OTS in mid-January 2009 setting forth steps the Bank is taking in response to regulatory concerns regarding its previous operating results and to address the current economic environment facing the banking and financial industry. These steps include a review and potential revision to the Bank’s business strategies impacting selected lending policies, procedures and reporting, enhancements to certain credit administration and underwriting functions, restrictions on capital distribution and suspension of dividend payments and elevated capital requirements. The Bank has fulfilled many of the obligations set forth in the supervisory agreement and is in the process of undertaking actions to comply with the remaining requirements.

In mid-February 2009, the Bank received proceeds from a lawsuit filed in July 2008 on a bond insuring the Bank for up to $7.5 million against fraudulent losses related to TransLand Financial Services, a Florida-based mortgage broker. The $7.5 million insurance claim was recorded as a receivable in the third quarter of 2007 thus there was no material impact to earnings in the first quarter of 2009. At March 31, 2009, certain additional damage claims remain pending in this suit.

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $3.3 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, unanticipated deterioration in the Company’s loan portfolio; changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions, including any unanticipated issues that could impact management’s judgment as to the adequacy of loan loss reserves; inability to achieve expected results pursuant to the Company’s plan to address asset quality, restore long-term profitability and increase capital; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated events related to the supervisory agreement or actions by regulators; inability of the Bank and the Company to comply with the supervisory agreement; unanticipated issues that may arise relative to loan loss provisions and charge-offs in connection with the Company’s loan portfolio, as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation and Subsidiaries
Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	March 31, 2009	December 31, 2008

ASSETS	(Unaudited)	(Unaudited)
Cash and due from banks	$54,023	$73,567
Funds held at Federal Reserve Bank	256,429	29,292
Federal funds sold	5,000	147,000

Total cash and cash equivalents	315,452	249,859

Investment securities:
Held to maturity, at cost which approximates fair value	42	48
Available for sale, at fair value	124,400	137,664
Mortgage-backed securities, available for sale, at fair value	8,706	3,133
Loans receivable:
Net loans (includes loans held for sale of $20,396 and $13,917 at
March 31, 2009 and December 31, 2008, respectively)	2,730,526	2,782,220
Allowance for loan losses	(59,335)	(63,220)

Net loans after allowance for loan losses	2,671,191	2,719,000

FHLBank Topeka stock, at cost	44,277	47,011
Premises and equipment, net	34,337	35,316
Accrued interest receivable	15,284	16,886
Other real estate owned and repossessed assets, net	50,808	37,236
Other intangible assets, net	4,401	4,722
Mortgage servicing rights, net	15,397	14,806
Other assets	45,942	52,264

Total assets	$3,330,237	$3,317,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$2,343,581	$2,307,292
FHLBank Topeka advances and other borrowings	648,623	668,849
Advance payments from borrowers for taxes, insurance and
other escrow funds	43,191	34,064
Accrued interest payable	5,365	5,158
Accrued expenses and other liabilities	28,827	31,969

Total liabilities	3,069,587	3,047,332

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares authorized;
none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
22,575,075 issued at March 31, 2009 and December 31, 2008;
18,034,878 shares outstanding at both March 31, 2009
and December 31, 2008	226	226
Additional paid-in capital	366,751	367,028
Retained earnings, substantially restricted	7,561	17,364
Treasury stock, at cost; 4,540,197 shares at both
March 31, 2009 and December 31, 2008	(105,206)	(105,206)
Unallocated common stock held by Employee Stock
Ownership Plan	(8,278)	(8,654)
Accumulated other comprehensive loss, net	(404)	(145)

Total stockholders’ equity	260,650	270,613

Total liabilities and stockholders’ equity	$3,330,237	$3,317,945

TierOne Corporation and Subsidiaries
Consolidated Statements of Operations

	For the Three Months Ended March 31,
(Dollars in thousands, except per share data)	2009	2008
	(Unaudited)	(Unaudited)
Interest income:
Loans receivable	$36,091	$47,563
Investment securities	909	2,169
Other interest-earning assets	143	1,509

Total interest income	37,143	51,241

Interest expense:
Deposits	13,546	20,719
FHLBank Topeka advances and other borrowings	7,059	7,433

Total interest expense	20,605	28,152

Net interest income	16,538	23,089
Provision for loan losses	12,163	39,940

Net interest income (loss) after provision for loan losses	4,375	(16,851)

Noninterest income:
Fees and service charges	2,876	5,530
Debit card fees	1,014	945
Loss from real estate operations, net	(341)	(107)
Net gain (loss) on sales of:
Loans held for sale	4,518	1,254
Other real estate owned	(78)	(18)
Other operating income	200	635

Total noninterest income	8,189	8,239

Noninterest expense:
Salaries and employee benefits	10,955	13,198
Goodwill impairment	--	42,101
Occupancy, net	2,452	2,376
Data processing	439	657
Advertising	706	1,113
Federal Deposit Insurance Corporation insurance premium	2,171	143
Legal services	745	366
Other operating expense	4,891	4,642

Total noninterest expense	22,359	64,596

Loss before income taxes	(9,795)	(73,208)
Income tax expense (benefit)	8	(12,279)

Net loss	$(9,803)	$(60,929)

Net loss per common share, basic	$(0.58)	$(3.60)

Net loss per common share, diluted	$(0.58)	$(3.60)

Dividends declared per common share	$--	$0.08

Average common shares outstanding, basic (000’s)	16,936	16,919

Average common shares outstanding, diluted (000’s)	16,936	16,919

TierOne Corporation and Subsidiaries
Average Balances, Net Interest Income, Yields Earned and Cost of Funds

	Three Months Ended March 31,
	2009 (Unaudited)			2008 (Unaudited)
(Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Federal funds sold	$107,567	$40	0.15%	$187,694	$1,509	3.22%
Funds held at Federal Reserve Bank	168,257	103	0.24	--	--	--
Investment securities (1)	172,879	878	2.03	192,941	2,100	4.35
Mortgage-backed securities	3,956	31	3.13	6,284	69	4.39
Loans receivable (2)	2,703,985	36,091	5.34	2,857,916	47,563	6.66

Total interest-earning assets	3,156,644	37,143	4.71%	3,244,835	51,241	6.32%
Noninterest-earning assets	214,772			248,501

Total assets	$3,371,416			$3,493,336

Interest-bearing liabilities:
Interest-bearing checking accounts	$336,082	$471	0.56%	$327,792	$809	0.99%
Savings accounts	212,691	696	1.31	205,156	1,327	2.59
Money market accounts	246,691	678	1.10	355,416	1,946	2.19
Time deposits	1,412,266	11,701	3.31	1,373,363	16,637	4.85

Total interest-bearing deposits	2,207,730	13,546	2.45	2,261,727	20,719	3.66
FHLBank Topeka advances and
other borrowings	658,040	7,059	4.29	662,236	7,433	4.49

Total interest-bearing liabilities	2,865,770	20,605	2.88%	2,923,963	28,152	3.85%
Noninterest-bearing accounts	152,657			142,996
Other liabilities	82,095			79,973

Total liabilities	3,100,522			3,146,932
Stockholders’ equity	270,894			346,404

Total liabilities and stockholders’ equity	$3,371,416			$3,493,336

Net interest-earning assets	$290,874			$320,872
Net interest income; average interest rate spread		$16,538	1.83%		$23,089	2.47%
Net interest margin (3)			2.10%			2.85%
Average interest-earning assets to average
interest-bearing liabilities			110.15%			110.97%

(1) Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.
(2) Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, loans in process and allowance for loan losses.
(3) Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation and Subsidiaries
Loan Portfolio Composition

	March 31, 2009 (Unaudited)		December 31, 2008 (Audited)
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$377,498	13.14%	$384,614	12.99%
Second mortgage residential	72,864	2.54	76,438	2.58
Multi-family residential	210,178	7.32	199,152	6.73
Commercial real estate	359,799	12.52	356,067	12.03
Land and land development	377,789	13.15	396,477	13.39
Residential construction	194,274	6.76	229,534	7.75
Commercial construction	323,425	11.26	360,163	12.16
Agriculture	96,007	3.34	95,097	3.21

Total real estate loans	2,011,834	70.03	2,097,542	70.84

Business	249,773	8.69	250,619	8.46

Agriculture - operating	93,132	3.24	106,429	3.59

Warehouse mortgage lines of credit	159,327	5.55	133,474	4.51

Consumer loans:
Home equity	52,127	1.82	55,355	1.87
Home equity lines of credit	124,759	4.34	126,393	4.27
Home improvement	34,269	1.19	36,747	1.24
Automobile	85,904	2.99	89,202	3.01
Other	61,765	2.15	65,390	2.21

Total consumer loans	358,824	12.49	373,087	12.60

Total loans	2,872,890	100.00%	2,961,151	100.00%

Unamortized premiums, discounts
and deferred loan fees	9,327		9,558
Loans in process (2)	(151,691)		(188,489)

Net loans	2,730,526		2,782,220
Allowance for loan losses	(59,335)		(63,220)

Net loans after allowance for loan losses	2,671,191		2,719,000

(1) Includes loans held for sale	$20,396		$13,917

(2) Loans in process represents the undisbursed portion of construction and land development loans.

TierOne Corporation and Subsidiaries
Allowance for Loan Loss Activity

	At or for the Three Months Ended March 31,
(Dollars in thousands)	2009	2008
	(Unaudited)	(Unaudited)
Allowance for loan losses at beginning of period	$63,220	$66,540
Charge-offs	(16,552)	(28,767)
Recoveries on loans previously charged-off	504	306
Provision for loan losses	12,163	40,428

Allowance for loan losses at end of period	$59,335	$78,507

Allowance for loan losses as a percentage of net loans	2.17%	2.72%
Allowance for loan losses as a percentage of nonperforming loans	37.11%	61.75%
Ratio of net charge-offs as a percentage of average loans outstanding	2.37%	3.98%

TierOne Corporation and Subsidiaries
Selected Financial and Other Data

(Dollars in thousands)	March 31, 2009	December 31, 2008
Selected Financial and Other Data:	(Unaudited)	(Audited)
Total assets	$3,330,237	$3,317,945
Cash and cash equivalents	315,452	249,859
Investment securities:
Held to maturity, at cost which approximates fair value	42	48
Available for sale, at fair value	124,400	137,664
Mortgage-backed securities, available for sale, at fair value	8,706	3,133
Loans receivable:
Loans held for sale	20,396	13,917
Total loans receivable	2,852,494	2,947,234
Unamortized premiums, discounts and deferred loan fees	9,327	9,558
Loans in process	(151,691)	(188,489)

Net loans	2,730,526	2,782,220
Allowance for loan losses	(59,335)	(63,220)

Net loans after allowance for loan losses	2,671,191	2,719,000

Deposits	2,343,581	2,307,292
FHLBank Topeka advances and other borrowings	648,623	668,849
Stockholders’ equity	260,650	270,613
Nonperforming loans	159,882	142,215
Nonperforming assets	210,690	179,451
Allowance for loan losses	59,335	63,220
Nonperforming loans as a percentage of net loans	5.86%	5.11%
Nonperforming assets as a percentage of total assets	6.33%	5.41%
Allowance for loan losses as a percentage of
nonperforming loans	37.11%	44.45%
Allowance for loan losses as a percentage of net loans	2.17%	2.27%

	Three Months Ended March 31,
Selected Operating Ratios:	2009	2008
Average yield on interest-earning assets	4.71%	6.32%
Average rate on interest-bearing liabilities	2.88%	3.85%
Average interest rate spread	1.83%	2.47%
Net interest margin	2.10%	2.85%
Average interest-earning assets to average
interest-bearing liabilities	110.15%	110.97%
Net interest income (loss) after provision for loan
losses to noninterest expense	19.57%	-26.09%
Total noninterest expense to average assets	2.65%	7.40%
Efficiency ratio (1)	89.13%	204.95%
Return on average assets	-1.16%	-6.98%
Return on average equity	-14.47%	-70.36%
Average equity to average assets	8.04%	9.92%

(1)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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